Item 77M - DWS  Money Funds

Registrant incorporates by reference its Registration Statement on Form N-14 its Proxy Statement dated September 2006, filed on September 22, 2006 (Accession No. 0001193125-06-
195819).

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS Cash Investment
Trust ("Cash Investment Trust") was held on December 8,
2006. The following matter was voted upon by the shareholders of said trust (the resulting votes are presented below):

1. Approval of an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Cash Investment Trust to DWS Money Market
Prime Series ("Money Market Series"), in exchange for shares of Money Market Series and the assumption by Money Market
Series of all liabilities of Cash Investment Trust, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Cash Investment
Trust in complete liquidation and termination of Cash
Investment Trust.

Affirmative 		Against 		Abstain
430,012,468.505		16,950,398.677
	20,904,055.130

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